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FORM 4
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          OMB APPROVAL
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OMB Number:               3235-0287
Expires:         September 30, 1998
Estimated average burden
hours per response..............0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                  Issuer (Check all applicable)
    STABENOW      ARTHUR                          MICRO LINEAR CORPORATION (MLIN)               --- Director      -- 10% Owner
---------------------------------------------  ----------------------------------------------    X
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      --- Officer       -- Other (Specify
                                                  Number of Reporting        Month/Year             (give                   below)
    2092 Concourse Drive                          Person (Voluntary)         December 1997          title
---------------------------------------------     ###-##-####             ------------------        below)
                 (Street)                      -------------------------  5. If Amendment,
    San Jose, CA 95131                                                       Date of Original       --------------------------------
---------------------------------------------                                (Month/Year)    7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                      (Check Applicable Line)
                                                                          ------------------      X   Form filed by one
    Phone: (408) 433 5200                                                                       ----  Reporting Person
                                                                                                ----  Form filed by more than
                                                                                                      one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of      2. Transaction    3. Transaction    4. Securities Acquired (A)   5.  Amount of        6. Ownership    7. Nature of
    Security         Date              Code              or Disposed of (D)            Securities          Form:          Indirect
    (Instr. 3)                         (Instr.8)         (Instr. 3, 4 and 5)           Beneficially        Direct         Beneficial
                    (Month/                                                            Owned at            (D) or         Ownership
                     Day/       -----------------------------------------              End of Month        Indirect       (Instr. 4)
                     Year)      Code    V      Amount   (A) or (D)  Price              (Instr. 3 and 4)    (I)
                                                                                                           (Instr. 4)


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 Common Stock       12/19/97      M           12,000.00       A     $1.3750              659,274.00           D
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 Common Stock                                                                              1,300.00           I          by Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7-96)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of       2. Conver-       3. Trans-    4. Trans-   5. Number of         6. Date Exer-   7. Title and Amount  8. Price
   Derivative        sion or          action       action      Derivative           cisable and     of Underlying        of
   Security          Exercise         Date         Code        Securities           Expiration      Securities           Deriv-
   (Instr. 3)        Price of         (Month/      (Instr. 8)  Acquired (A) or      Date            (Instr. 3 and 4)     ative
                     Derivative       Day/                     Disposed of (D)      (Month/Day/                          Secur-
                     Security         Year)                    (Instr. 3, 4,        Year)                                ity
                                                               and 5)                                                    (Instr. 5)
                                                                             -----------------------------------
                                                                             Date    Expira-            Amount or
                                                  -------------------------- Exer-   tion       Title   Number of
                                                  Code  V     (A)     (D)    cisable Date               Shares
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Incentive Stock
Option (right to
buy)                 $1.3750        12/19/97        M                12,000.00       08/25/02  Common Stock 12,000.00
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Incentive Stock
Option (right to
buy)                $11.6250        01/27/97        A   V   6,487.00           (1)   01/27/07  Common Stock  6,487.00   $0.000
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Non-Qualified Stock
Option (right to
buy)                $11.6250        01/27/97        A   V  53,513.00           (1)   01/27/07  Common Stock 53,513.00   $0.000
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
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                                 20,000.00                  D
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                                  6,487.00                  D

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                                 53,513.00                  D
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EXPLANATION OF RESPONSES:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                            **Signature of Reporting Person   Date

Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


STABENOW      ARTHUR B.     MICRO LINEAR CORPORATION (MLIN)    Page 3 of 3 pages
2092 Concourse Drive
San Jose, CA 95131
Phone: (408) 433-5200

(1) Beneficial holdings reflected on this report do not include changes in the reporting person's holdings of securities resulting from participation in the issuer's qualified employee stock plan since the last filing of a report disclosing transactions related to such participation.